                           SCHEDULE 14A INFORMATION

               PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
                       SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.  )

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[X]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12



                        Quickturn Design Systems, Inc.
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               (Name of Registrant as Specified In Its Charter)


   ------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


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Notes:

                                              November 19, 1998

Dear Fellow Quickturn Stockholder:

         DON'T TENDER YOUR SHARES! DON'T VOTE MENTOR'S GOLD PROXY CARD!

                    VOTE QUICKTURN'S BLUE PROXY CARD TODAY!

Let's set the record straight.

We've said all along that we believe Mentor's offer is inadequate and doesn't reflect the inherent value of Quickturn. Here's why:

 . OUR BUSINESS IS GREAT -- In the third quarter of 1998, Quickturn exceeded consensus analysts' estimates. Net income in the third quarter was $735,000 or $0.04 per share compared to consensus analysts' estimates of a loss of $0.03 per share./1/ During the third quarter, we witnessed the resurgence of customer orders in design and verification. And that trend is continuing well into the fourth quarter. One of the major factors that will drive the future marketplace for Quickturn's verification products is denser and more complex chip designs. Design activities are growing at a faster pace than ever before, and we are confident that our customers will begin even more projects during 1999.

 . QUICKTURN HAS THE LARGEST BACKLOG POSITION WE'VE EVER SEEN -- As we entered the fourth quarter of 1998, we had the strongest backlog so far this year. During the fourth quarter, our backlog position has increased to the largest Quickturn has ever had, partially due to a $12 million customer order from a large Japanese electronics company for our premier emulation technology and design services.

 . OUR NEW PRODUCTS ARE COMING TO MARKET -- Our recently announced CoBALT Plus product features the industry's highest capacity available in a single chassis. It represents a major enhancement to CoBALT(TM), which in itself was a quantum leap in capacity and compilation speed for emulation, setting levels that have yet to be reached by any other emulation supplier. As CoBALT Plus, our breakthrough Mercury(TM) product and the enhancements to our SpeedSim(TM) product reach full production by the end of 1998, we believe that this will translate into significant near- to mid-term value for our stockholders.

 . WE BELIEVE QUICKTURN WILL GENERATE SIGNIFICANT VALUE FOR OUR STOCKHOLDERS IN
  THE NEAR-, MID- AND LONG-TERM -- We have the patents, we have the technology, we have the customer base, we have the R&D and we have the people. Quickturn continues to beat Mentor in the marketplace and we're beating them in the courts.


--------
1 Excluding the legal and advisory expenses of approximately $4.0 million, or $0.13 per share, net of tax, related to Quickturn's defense against Mentor's attempted hostile takeover.

Your board continues to believe that the value of Quickturn is well in excess of Mentor's low-ball offer. In fact, Mentor's offer is more than 25% below the stock's highest closing price over the last year, and less than 4% above its average closing price during the same period.

In fact, ONE OF MENTOR'S OWN ADVISORS DETERMINED THAT QUICKTURN'S VALUE IS SUBSTANTIALLY HIGHER THAN MENTOR'S CURRENT OFFER. The highly respected consulting firm, Arthur Andersen, in a confidential report dated October 1997, said MENTOR'S PURCHASE OF QUICKTURN WOULD CREATE INCREMENTAL VALUE TO MENTOR OF $610 MILLION TO $640 MILLION -- THAT'S NEARLY THREE TIMES THE AMOUNT MENTOR IS CURRENTLY OFFERING FOR YOUR COMPANY.

WE STRONGLY URGE YOU NOT TO TENDER YOUR SHARES TO MENTOR'S INADEQUATE OFFER AND NOT TO VOTE MENTOR'S GOLD PROXY CARD.

The Quickturn Board has been working hard on behalf of the company and its stockholders. Your Board's rejection of Mentor's offer is based on its continued confidence in Quickturn's future and its determination that stockholders should be given every opportunity to participate fully in that future.

                    PARTICIPATE IN QUICKTURN'S BRIGHT FUTURE

                        VOTE THE BLUE PROXY CARD TODAY!

On Behalf of the Board of Directors,
Keith R. Lobo
Chief Executive Officer and President


                                   IMPORTANT

 1. REGARDLESS OF HOW MANY SHARES YOU OWN, YOUR VOTE IS VERY IMPORTANT. PLEASE SIGN, DATE AND MAIL THE ENCLOSED BLUE PROXY CARD. PLEASE VOTE EACH BLUE PROXY CARD YOU RECEIVE SINCE EACH ACCOUNT IN WHICH YOU OWN SHARES MUST BE VOTED SEPARATELY. ONLY YOUR LATEST DATED PROXY CARD COUNTS.

 2. WE URGE YOU NOT TO RETURN ANY GOLD PROXY CARD SENT TO YOU BY MENTOR.

 3. IF YOUR SHARES ARE HELD IN THE NAME OF A BANK, BROKER OR OTHER NOMINEE, PLEASE DIRECT THE PARTY RESPONSIBLE FOR YOUR ACCOUNT TO VOTE THE BLUE PROXY CARD AS RECOMMENDED BY THE BOARD OF DIRECTORS.

  IF YOU HAVE ANY QUESTIONS on how to vote your shares, please call our proxy solicitor:
                     Morrow & Co., Inc. at (800) 662-5200.